Exhibit 10

Exhibit 1
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment” is dated as of November 18, 2014 (the “Effective Date”) by and between Utah Medical Products, Inc., a Utah corporation (“Company”) and Kevin L. Cornwell (”Cornwell”).

Company and Cornwell are parties to that certain Employment Agreement dated December 21, 1992, as amended by the Amendment dated May 15, 1998 (collectively, the “Agreement”).

The parties each desire to amend the Agreement pursuant to the terms set forth herein.

In consideration of the foregoing, and for other consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows, effective as of the date first written above:

1.	Section 1.2 Change of Control. The following provision is added to the end of Section 1.2:

Therefore, notwithstanding the foregoing definition, a “Change of Control” shall be deemed to occur for purposes of this Agreement, if and only if, such event qualifies as (A) a change in the ownership or effective control of the Company as defined in Treas, Reg. section 1 .409A-3(i)(5)(v) or (vi) or (B) a change in ownership of a substantial portion of the Company’s assets occurs as defined in Treas. Reg. Section 1.409A- 3(i)(5)(vii).

2.	Additional Provisions Relating to Section 409A. The following is added to the Agreement as Section 7:

7.      Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

7.1.         The parties intend that any payments or benefits to be made under this Agreement comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986 and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, this Agreement will be administered and interpreted in a manner consistent with this intent. In the event that any provision would cause this Agreement to fail to satisfy Code Section 409A, the parties agree to negotiate in good faith to amend the Agreement so as to prevent the imposition of any additional tax or interest pursuant to Code Section 409A to the extent possible.

7.2.         Notwithstanding any other payment schedule provided herein to the contrary, if Cornwell is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then any payment under this Agreement that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall not be made until the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of Cornwell, or (B) the date of Cornwell’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 7.2 shall be paid to Cornwell in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding anything in the Agreement or this Amendment to the contrary, any payment subject to Code Section 409A and this Section 7.2 shall not be made before the later of(Y) eighteen (18) months following the Effective Date of this Amendment or (Z) six (6) months following the date of Cornwell’s separation from service.

7.3.         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Code Section 409A) upon or following termination of employment unless such termination of employment is also a “separation from service” from Employer within the meaning of Code Section 409A and Treasury Regulation 1.409A-1(h) and, for purposes of any such provision of this Agreement, references to a “termination of employment” or any similar term or phrase shall mean “separation from service.”

7.4.         For purposes of Code Section 409A, (A) Cornwell may not, directly or indirectly, designate the calendar year of any payment; (B) no acceleration of the time and form of payment of any nonqualified deferred compensation to Cornwell or any portion thereof, shall be permitted, and (C) any payment to be made after receipt of an executed and irrevocable release or conditioned upon other action by Cornwell within any specified period, in which such period begins in one taxable year of Cornwell and ends in a second taxable year of Cornwell, will be made in the second taxable year.

7.5.         Notwithstanding any other provision herein to the contraly, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

7.6.         To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement may constitute noriqualified deferred compensation (within the meaning of Code Section 409A), (A) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Cornwell, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

3.	Capitalized Terms. Capitalized terms not otherwise defined in this Amendment have the meanings given in the Agreement. In all other respects, the Agreement remains according to its terms.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the Effective Date.

UTAH MEDICAL PRODUCTS, INC.

By:_/s/ Ernst G. Hoyer_

Name: Ernst Hoyer

Title: Director

CORNWELL:

_/s/ Kevin L. Cornwell

Kevin L. Cornwell